Exhibit 99

U.S. DISTRICT COURT DISMISSES PUTATIVE SECURITIES CLASS ACTION LAWSUIT AGAINST BEST BUY

MINNEAPOLIS, March 21, 2012 — Best Buy Co., Inc. (NYSE: BBY) today said that the United States District Court for the District of Minnesota has dismissed with prejudice the putative securities fraud class action lawsuit filed against it and three of its officers last year. (IBEW Local 98 Pension Fund v. Best Buy Co. Inc., Civil No. 11-429 (DWF/FLN)). On March 20, 2012, Judge Donovan Frank granted the Defendants' motion to dismiss all counts of the Amended Complaint for its failure to set forth facts establishing that Best Buy or its officers had made any misleading statements in violation of the federal securities laws.

"We have maintained since the beginning of this case that the allegations are wholly without merit. We are pleased that the Court's decision has vindicated Best Buy and its officers of the unfounded accusations in the Plaintiffs' complaint," said Keith Nelsen, Executive Vice President and General Counsel for Best Buy.

In the opinion accompanying his order dismissing the case, Judge Frank noted with respect to the Plaintiffs' allegations of fraud, "Notwithstanding their lengthy assertions, it is very difficult to ascertain specifically which statements made by Defendants they allege to be false."

Judge Frank also denied the Plaintiffs' request to file a further amended complaint. "Plaintiffs have submitted an 89-page Amended Complaint which took them five months to complete. Given the amount of time Plaintiffs took to complete their Amended Complaint, as well as the large number of amended allegations, the Court cannot envision a set of facts or circumstances wherein a second amended complaint could survive a motion to dismiss," the Court stated.

Best Buy was represented by Robins, Kaplan, Miller & Ciresi, L.L.P. "The Private Securities Law Reform Act was enacted precisely to prevent unfounded cases such as this one from going forward," said Michael Ciresi, the firm's partner who argued the motion to dismiss on behalf of Best Buy.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is a leading multi-channel global retailer and developer of technology products and services. Every day our employees - 180,000 strong - are committed to helping deliver the technology solutions that enable easy access to people, knowledge, ideas and fun. We are keenly aware of our role and impact on the world, and we are committed to developing and implementing business strategies that bring sustainable technology solutions to our consumers and communities. For additional information about Best Buy, visit www.investors.bestbuy.com.

Media Contacts:
Susan Busch, Senior Director, Public Relations
(612) 291-6114 or susan.busch@bestbuy.com

Investor Contacts:
Bill Seymour, Vice President, Investor Relations
(612) 291-6122 or bill.seymour@bestbuy.com

Adam Hauser, Director, Investor Relations
(612) 291-4446 or adam.hauser@bestbuy.com

Mollie O`Brien, Director, Investor Relations
(612) 291-7735 or mollie.obrien@bestbuy.com